UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Blucora, inc.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

Item 1: On April 9, 2021, Ancora issued the following press release:

ISS Recommends Blucora Stockholders Vote For Boardroom Change on Ancora’s WHITE Proxy Card

Leading Proxy Advisory Firm ISS Concludes Change is Warranted and Supports the Addition of Direct Stockholder Representation on the Blucora Board

ISS Recommends Voting FOR Nominee Fredrick D. DiSanto, While Only Recommending Voting to Re-Elect Six Current, Unopposed Members of the Board

Leading Proxy Advisory Firm Glass Lewis Acknowledges Ancora Raises Legitimate Concerns

Ancora Urges Stockholders to Vote on the WHITE Proxy Card to Elect All Four Members of its Diverse Slate of Financial Services Experts

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (NASDAQ: BCOR) (“Blucora” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”) is recommending that stockholders vote for change on the WHITE proxy card. In its report, ISS has endorsed Ancora’s case for boardroom change, recommended for the election of wealth management expert and stockholder representative Fredrick D. DiSanto, and only recommends re-electing six current, unopposed members of the Board of Directors (the “Board”). In addition, Glass, Lewis & Co., LLC (“Glass Lewis”) has released a report that acknowledges Ancora raises legitimate concerns.

As a reminder, Ancora is seeking to elect Mr. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek to Blucora’s ten-member Board at the Company’s Annual Meeting of Stockholders on April 21, 2021. Ancora urges Blucora’s stockholders to visit www.ABetterBlucora.com to obtain important information, including instructions for how to vote on the WHITE Proxy Card.

In its report, ISS noted:1

•	“The merits of the issues raised by the dissident lead to a conclusion that change is warranted, specifically in the form of direct shareholder representation in the boardroom.”

•	“Shareholders are therefore recommended to vote on the dissident's WHITE proxy card for dissident nominee DiSanto […]”

•	“BCOR shareholders will likely benefit from taking steps to 1) ensure that strategic alternatives are appropriately considered and 2) help assess if Walters is the right fit for the CEO position.”

•	“[…] the board may be hard-pressed to harvest crossover benefits if, as indicated in engagement with ISS, it does not anticipate having key performance indicators for inter-segment synergies before the investor day scheduled for June. Longstanding shareholders, in particular, may be disappointed that the board still does not have KPIs for a strategic goal that the company has touted since late 2015.”

1 Permission to quote was not sought or granted. Emphasis added.

•	“If Blucora had successfully integrated its acquired assets and achieved the synergies projected at the time of the transactions, it would have been in a better position to absorb the pandemic impact with either a smaller impairment charge or no charge at all.”

•	“Over the tenure of the CEO, from Jan. 30, 2020 through the unaffected date, BCOR shares returned (27.7) percent, underperforming the peer median by 73.3 percentage points and the S&P 1500 Diversified Financials Index by 47.5 percentage points.”

•	“From the company's strategy change, signaled publicly by the announcement of its acquisition of HD Vest and divesture of Infospace and Monoprice on Oct. 14, 2015, BCOR shares have returned 11.4 percent, 105.0 percentage points below its peer median and 95.5 percentage points below the index.”

•	“[…] the dissident's claim that the company's executive pay practices may not be ideally aligned with the interests of shareholders appear valid.”

•	“Although Walters may ultimately prove to have been the right choice as CEO (his ability to effect a turnaround was undoubtedly complicated by the outbreak of a global pandemic only weeks after his appointment), shareholders still lack definitive evidence in that regard.”

•	“Although the board underscores the fact that the dissident is only a 3.4 percent shareholder, Ancora's stake is nonetheless more than twice that of the board and management combined.”

In its report, Glass Lewis noted:2

•	“[…] our analyses find no compelling case to suggest the Company has been able to generate attractive, durable and competitive shareholder value over substantially any relevant, unaffected time period spanning at least one full year, including during the fullness of Mr. Walters' tenure as CEO. Even focusing solely on Blucora's current fight materials seems to invite some confusion around the run-up to the Company's January 2020 pivot […] we find Blucora's more recent effort to retroactively illuminate its succession process arguably invites more questions than it answers.”

•	“[…] it is worth noting the board's case seems to rely on a number of shaky tenets. For example, Mr. Walters', ‘significant knowledge of the tax industry,’ appears to be very heavily predicated on his six-year, pre-CEO tenure on the Blucora board, a period during which, as previously described, the Company deeply underperformed relevant benchmarks; that trend has continued in pointed fashion during his tenure as chief executive.”

•	“Placed in historical context, then, many of the current synergistic initiatives seem to hew much closer to syllogistic rebranding than meaningful reinvention. Secondly, and more problematic still, the underpinnings of the synergy opportunity are not spelled out in Blucora's materials.”

•	“[…] value mostly seems to have accrued to Blucora's executives, who, with the assistance of poor pay architecture, have collectively reaped significant compensation, despite generating measurably dismal returns and providing investors very little in the way of concrete measurables.”

Mr. DiSanto, Ancora’s Chairman and Chief Executive Officer, commented:

“Ancora is pleased that ISS is recommending stockholders vote on the white card to facilitate sorely-needed change in Blucora’s boardroom. Notably, ISS acknowledges that the incumbent Board has presided over poor financial returns, suspect corporate governance practices and inadequate compensation and strategy decisions. While I appreciate that ISS has recommended my election to the Board, I firmly believe that it would be in the best interests of stockholders and stakeholders for Cindy, Rob and Kim to also be elected. The sum-of-the-parts of our slate is the right solution at the right time for Blucora, especially given the glaring attrition at Avantax and headwinds for TaxAct. Our entire slate looks forward to putting this contest behind us and working in a highly-collaborative manner with the remaining incumbents to deliver the results stockholders have been waiting for since 2015.”

2 Permission to quote was not sought or granted. Emphasis added.

As noted, we believe our nominees are the right change agents at the right moment in time:

•	Mr. DiSanto brings a deep understanding of the wealth management industry’s various client markets, important ownership perspectives and valuable corporate governance insight, including with respect to appropriate incentive compensation for executives.

•	Ms. Flynn has two decades of experience holding c-level roles at publicly-traded financial services companies, whereat she helped wealth management and tax leaders develop and implement strategies for growing their brands and revenue streams. Ms. Flynn has held c-level marketing roles at New York Community Bancorp, Inc. (NYSE: NYCB) and Citizens Financial Group, Inc. (NYSE: CFG).

•	Mr. MacKinlay knows tax services and wealth management extremely well based on his two decades of experience at Cohen & Company, where he was National Managing Partner and drove hundreds of millions of dollars in client assets to SEQUOIA Financial Group. He also advised many public companies while at KPMG.

•	Ms. Spacek has vast experience in the investment management, broker-dealer and broader financial services sectors from her time at Owl Creek Asset Management, Davidson Kempner Capital Management and ABN AMRO Bank. She understands business development, advisor and investor relations, and how to develop effective fee structures.

***

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf of families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on April 9, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com:

A BETTER BLUCORA

HOME CASE FOR CHANGE DIRECTOR CANDIDATES RESOURCES CONTACT HOW TO VOTE

Resources

Important Materials

Supplemental Slides: Frederick DiSanto | April 6, 2021

Ancora Comments on Blucora's Misleading Letter to Stockholders | April 6, 2021

Supplemental Slides | April 5, 2021

Ancora Issues Letter to Blucora Stockholders to Address the Board's Attack-Filled, Misleading Presentation | April 5, 2021

Ancora Releases Presentation Detailing the Case for Urgent Change Atop Blucora | March 30, 2021

Presentation: The Need for Stockholder-Driven Change in Blucora's Boardroom | March 29, 2021

Ancora Issues Important Letter to Blucora Stockholders | March 26, 2021

Letter to Blucora Stockholders: Ancora Director Candidate Q&As | March 22, 2021

Ancora Releases Q&As With its Four Director Candidates Standing for Election at Blucora's Upcoming Annual Meeting | March 22, 2021

Ancora Issues Open Letter to Advisors Affiliated With Blucora's Avantax Business | March 17, 2021

Ancora Files Proxy Supplement | March 10, 2021

Letter to Blucora Stockholders | March 10, 2021

A BETTER BLUCORA

HOME CASE FOR CHANGE DIRECTOR CANDIDATES RESOURCES CONTACT HOW TO VOTE

Ancora Files Definitive Proxy Statement and Sends Letter to Blucora Stockholders | March 10, 2021

Ancora Nominates Four Highly-Qualified Candidates for Election to the Board of Blucora, Inc. | February 25, 2021

Ancora Sends Letter to Stockholders of Blucora, Inc. | February 25, 2021

Recent News Coverage

Charges fly as $8 billion RIA tries to upend $83 billion Blucora board alleging mismanagement | *RIABiz* | March 24, 2021

Rare Proxy Fight Erupts in Independent Firm Universe | *AdvisorHub* | March 19, 2021

Activist shareholder goes after Avantax parent Blucora in bid to shake up management | *Financial Planning* | March 17, 2021

Activist Investor Ancora Seeks Changes in Blucora Board | *Wealth Management* | March 17, 2021

Ancora Nominates Blucora Directors, Pushes for Tax Business Sale | *Bloomberg* | February 25, 2021

Ancora Nominates Directors at Wealth, Tax Adviser Blucora | *The Deal* | February 25, 2021

Ancora nominates 4 at Blucora | *Activist Insight* | February, 25 2021

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